Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

MARVELL TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid(1)	Debt	5.750% Senior Notes due 2029	Rule 457(o)	$500,000,000	99.708%	$498,540,000	0.00011020	$54,939.11

	Debt	5.950% Senior Notes due 2033	Rule 457(o)	$500,000,000	99.348%	$496,740,000	0.00011020	$54,740.75

	Total Offering Amounts					$995,280,000		$109,679.86

	Total Fees Previously Paid							$134,440.00
	Total Fee Offsets							—
	Net Fee Due							$0

(1)

Relates to the shelf registration statement on Form S-3 (File No. 333-259141) filed by the Registrant for the sale of up to $1,232,259,000 of the Registrant’s securities (the “Registration Statement”), pursuant to which the Registrant paid a registration fee of $134,440. The Registration Statement became effective on September 7, 2021. Such prior registration fee was estimated solely to calculate the registration fee in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, under the Securities Act of 1933, as amended.